Exhibit 5.1

Gibson, Dunn & Crutcher LLP 200 Park Avenue New York, NY 10166-0193 Tel 212.351.4000 www.gibsondunn.com Client: 67293-00000

August 8, 2013

Capital One Financial Corporation

1680 Capital One Drive

McLean, Virginia 22102

Re:	Capital One Financial Corporation

Registration Statement on Form S-4

Ladies and Gentlemen:

We have acted as counsel to Capital One Financial Corporation, a Delaware corporation (the “Company”) in connection with the preparation and filing with the Securities and Exchange Commission (the “Commission”) of a Registration Statement on Form S-4 and the prospectus included therein (the “Registration Statement”), under the Securities Act of 1933, as amended (the “Securities Act”), in connection with the offering by the Company of up to $839,111,000 aggregate principal amount of the Company’s 3.50% Senior Notes due 2023 (the “New Notes”), in exchange for a like principal amount of the Company’s outstanding $839,111,000 aggregate principal amount of 3.50% Senior Notes due 2023 (the “Outstanding Notes”). The New Notes will be, and the Outstanding Notes have been, issued pursuant to the Indenture dated as of November 1, 1996 (the “Base Indenture”), between the Company and The Bank of New York Mellon Trust Company, N.A., formerly known as The Bank of New York Trust Company, N.A. (as successor to Harris Trust and Savings Bank), as indenture trustee thereunder (the “Trustee”), as supplemented by the Supplemental Indenture dated as of June 6, 2013 (the “Supplemental Indenture”), between the Company and the Trustee (together with the Base Indenture, the “Indenture”).

In arriving at the opinions expressed below, we have examined originals, or copies certified or otherwise identified to our satisfaction as being true and complete copies of the originals, of the Base Indenture, the Supplemental Indenture, the Outstanding Notes, the New Notes and such other documents, corporate records, certificates of officers of the Company and of public officials and other instruments as we have deemed necessary or advisable to enable us to render these opinions. In our examination, we have assumed, without independent investigation, the genuineness of all signatures, the legal capacity and competency of all natural persons, the authenticity of all documents submitted to us as originals and the conformity to original documents of all documents submitted to us as copies. As to any facts material to these opinions, we have relied to the extent we deemed appropriate and without independent investigation upon statements and representations of officers and other representatives of the Company and others.

Based upon the foregoing, and subject to the assumptions, exceptions, qualifications and limitations set forth herein, we are of the opinion that when the New Notes are executed and authenticated in accordance with the provisions of the Indenture and issued and delivered in exchange for the Outstanding Notes in the manner described in the Registration Statement, the New Notes will constitute legal, valid and binding obligations of the Company, enforceable against the Company in accordance with their respective terms.

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New York • Orange County • Palo Alto • Paris • San Francisco • São Paulo • Singapore • Washington, D.C.

Capital One Financial Corporation

August 8, 2013

The opinion expressed above is subject to the following additional exceptions, qualifications, limitations and assumptions:

A. We render no opinion herein as to matters involving the laws of any jurisdiction other than the State of New York and to the extent relevant for our opinions herein, the Delaware General Corporation Law. This opinion is limited to the effect of the current state of the laws of the State of New York and the Delaware General Corporation Law and the facts as they currently exist. We assume no obligation to revise or supplement this opinion in the event of future changes in such laws or the interpretations thereof or such facts.

B. The opinion above is subject to (i) the effect of any bankruptcy, insolvency, reorganization, moratorium, arrangement or similar laws affecting the rights and remedies of creditors’ generally, including without limitation the effect of statutory or other laws regarding fraudulent transfers or preferential transfers, and (ii) general principles of equity, including without limitation concepts of materiality, reasonableness, good faith and fair dealing and the possible unavailability of specific performance, injunctive relief or other equitable remedies regardless of whether enforceability is considered in a proceeding in equity or at law.

C. We express no opinion regarding the effectiveness of (i) any waiver of stay, extension or usury laws or of unknown future rights or (ii) provisions relating to indemnification, exculpation or contribution, to the extent such provisions may be held unenforceable as contrary to public policy or federal or state securities laws.

We consent to the filing of this opinion as an exhibit to the Registration Statement, and we further consent to the use of our name under the caption “Validity of the Notes” in the Registration Statement and the prospectus that forms a part thereof. In giving these consents, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.

Very truly yours,

/s/ Gibson, Dunn & Crutcher LLP